July 16, 2008

SKINS INC.
1115 Broadway, 12th Floor
New York, NY 10010

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-1/A (Registration No. 333-150438) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of up to 28,608,724 shares of common stock, par value $0.001 per share, of SKINS INC., a Nevada corporation (the “Company”). The Registration Statement includes for registration 13,503,225 shares of common stock that were issued pursuant to private placement transactions in April, 2008 (the “Private Placement Shares”), 13,503,225 shares of common stock issuable upon the exercise of warrants that were issued in connection with such private placement transactions (the “Warrant Shares”), and 1,602,274 shares of common stock that were issued in connection with the conversion of secured promissory notes previously issued by the Company during the period from December 2007 to March 2008 (the “Note Conversion Shares”). The Private Placement Shares, the Warrant Shares and the Note Conversion Shares shall be referred to collectively as the “Shares”.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, and the corporate actions of the Company that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares issued after the date of this letter. We have not verified any of these assumptions.

SKINS INC.
July 16, 2008

This opinion is rendered as of the date hereof and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Private Placement Shares and the Note Conversion Shares issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable, and that the Warrant Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Very truly yours,

/s/ Burton, Bartlett & Glogovac

Burton, Bartlett & Glogovac